Exhibit 99.1

VAALCO ENERGY, INC. NAMES THOR PRUCKL

CHIEF OPERATING OFFICER

HOUSTON – November 14, 2022 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) today announced the promotion of Thor Pruckl to Chief Operating Officer. Mr. Pruckl has over 30 years of international and domestic development, exploration, production and midstream experience in both onshore and offshore energy operations.

George Maxwell, Chief Executive Officer, commented, “Thor has been an integral part of our success at VAALCO over the past several years, which is evident with the Board’s decision to promote him to Chief Operating Officer. We are very excited to have Thor leading our newly expanded and diversified operations across Gabon, Egypt, Equatorial Guinea and Canada. He has significant experience internationally in both onshore and offshore development, which makes him an ideal fit to lead our operational team moving forward.”

About Thor Pruckl

Thor Pruckl joined VAALCO in 2019 as Executive Vice President, International Operations to oversee activities in West Africa, Equatorial Guinea and Angola. Prior to VAALCO, Mr. Pruckl served as Manager and Vice President of Equatorial Guinea for Noble Energy. Prior to Noble, Mr. Pruckl lead multiple teams for several energy industry companies in Canada, Papua New Guinea, Yemen and Sudan. He has over 30 years of domestic and international experience in both upstream and midstream operations and is well versed in both onshore and offshore operations from the seismic phase through drilling and production.

Mr. Pruckl holds an undergraduate degree in agriculture from the University of Saskatchewan, Canada and a Masters degree in organizational leadership from Royal Roads University, Canada. Mr. Pruckl is a long-standing member of the Society of Petroleum Engineers.

About VAALCO

VAALCO, founded in 1985 and incorporated under the laws of Delaware, is a Houston, USA based, independent energy company with production, development and exploration assets in Africa and Canada.

Following its business combination with TransGlobe in October 2022, VAALCO owns a diverse portfolio of operated production, development and exploration assets across Gabon, Egypt, Equatorial Guinea and Canada.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks	VAALCO@buchanan.uk.com